EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(in thousands, except ratio of earnings to fixed charges)

The consolidated ratio of earnings to fixed charged and preferred stock dividends (“Ratio”) is a non-GAAP measure. The following table sets forth the Ratio for the periods shown. For purposes of computing the Ratios, earnings represent income before taxes, extraordinary items and the cumulative effect of accounting changes, plus fixed charges. Fixed charges represent total interest expense plus an estimate of the interest within rental expense, including and excluding interest on deposits. Currently, the Company has no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

	For the year ended December 31,
	2017		2016		2015		2014		2013
Ratio of Earnings to Fixed Charges (Including Deposits)
Earnings:
Income before income taxes	$88,738		$133,471		$76,018		$74,370		$72,889
Add: Fixed charges, net	61,613		53,732		47,454		49,503		48,128
Income before income taxes and fixed charges, net	150,351		187,203		123,472		123,873		121,017
Fixed charges
Interest expense	$59,366		$52,141		$46,226		$48,416		$46,969
One-third of rental expense	2,247		1,591		1,228		1,087		1,159
Interest on unrecognized tax benefits	-		-		-		-		-
Total fixed charges	$61,613		$53,732		$47,454		$49,503		$48,128
Ratio of Earnings to Fixed Charges	2.44	x	3.48	x	2.60	x	2.50	x	2.51	x

Ratio of Earnings to Fixed Charges (Including Deposits)
Earnings:
Income before income taxes	$88,738		$133,471		$76,018		$74,370		$72,889
Add: Fixed charges, net	23,222		21,358		24,449		29,912		28,201
Income before income taxes and fixed charges, net	111,960		154,829		100,467		104,282		101,090
Fixed charges
Interest expense	$20,975		$19,767		$23,221		$28,825		$27,042
One-third of rental expense	2,247		1,591		1,228		1,087		1,159
Interest on unrecognized tax benefits	-		-		-		-		-
Total fixed charges	$23,222		$21,358		$24,449		$29,912		$28,201
Ratio of Earnings to Fixed Charges	4.82	x	7.25	x	4.11	x	3.49	x	3.58	x